CERTIFICATE OF MERGER
OF
IRUS ACQUISITION CORP.
WITH AND INTO
THE IRUS GROUP, INC.
_______________________________________________________

Pursuant to Section 252 of the
General Corporation Law of the State of Delaware
_______________________________________________________

The Irus Group, Inc., a Delaware corporation (“Irus”), does hereby certify to the following facts relating to the merger (the “Merger”) of Irus Acquisition Corp. (“IAC”) with and into Irus:

FIRST:	Irus and IAC are both incorporated pursuant to the General Corporation Law of the State of Delaware. IAC and Irus are the constituent corporations in the Merger.

SECOND:
An Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with the provisions of Section 252(c) of the General Corporation Law of the State of Delaware.

THIRD:	The surviving corporation shall be Irus.

FOURTH:
Upon the effectiveness of the Merger, the Certificate of Incorporation of Irus shall  continue to be the Certificate of Incorporation of the surviving corporation until  amended and changed pursuant to the provisions of the Delaware General Corporation Law.

FIFTH:	The Certificate of Incorporation of the surviving corporation is set forth in Exhibit A attached hereto.

SIXTH:	The executed Merger Agreement is on file at the office of the surviving corporation, the address of which is as follows:

46950 Jennings Farm Drive
Suite 290
Sterling, VA 20164

SEVENTH:	A copy of the Merger Agreement will be furnished by the surviving corporation, on request, and without cost, to any stockholder of either of the constituent corporations.

EIGHTH:	This Certificate of Merger shall become effective on October 26 2009 (for accounting purposes only).

IN WITNESS WHEREOF, The Irus Group, Inc. has caused this Certificate of Merger to be executed by its duly authorized officers as of October 26, 2009.

THE IRUS GROUP, INC.

By:	/s/ Vijay Suri
Name:	Vijay Suri
Title:	President and CEO

EXHIBIT A

CERTIFICATE OF INCORPORATION
OF
THE IRUS GROUP, INC.
A CLOSE CORPORATION

FIRST: The name of this corporation is The Irus Group, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington DE 19808, County of New Castle. The registered agent in charge thereof is The Company Corporation, address "same as above".

THIRD: The name of the business and the objects and purposes proposed to be transacted, promoted and carried on are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of total authorized shares of stock of this corporation is 1,500 shares of common with no par value.

FIFTH: All of the corporation's issued stock, exclusive of treasury shares, shall be held of record by not more than thirty (30) persons.

SIXTH: All of the issued stock of all classes shall be subject to one or more of the restrictions on transfer permitted by Section 202 of the General Corporation Law.

SEVENTH: The corporation shall make no offering of any of its stock of any class which would constitute a "public offering" within the meaning of the United States Securities Act of 1933 as it may be amended from time to time.

EIGHTH: Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.